Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 No. 333-83766) pertaining to the 2000 Incentive Stock Plan of Encore Acquisition Company,

(2)	Registration Statement (Form S-8 No. 333-120422) pertaining to the 2000 Incentive Stock Plan of Encore Acquisition Company, and

(3)	Registration Statement (Form S-8 No. 333-151323) pertaining to the 2008 Incentive Stock Plan of Encore Acquisition Company;
of our report dated February 24, 2009, (except for the matters related to the retrospective adoptions of SFAS No. 160 and FSP EITF 03-6-1 and the reorganization of operating segments described in Notes 2, 11 and 18 as to which the date is January 25, 2010) with respect to the consolidated financial statements of Encore Acquisition Company, included in this Current Report on Form 8-K dated January 25, 2010.

/s/ Ernst & Young LLP

Fort Worth, Texas
January 25, 2010